UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. __)*

                              Intergold Corporation
________________________________________________________________________________
                                (Name of Issuer)


                        Common Stock, $.000025 par value
________________________________________________________________________________
                         (Title of Class of Securities)


                                    458675204
________________________________________________________________________________
                                 (CUSIP Number)


                                   May 1, 2003
________________________________________________________________________________
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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________________________________________________________________________________

CUSIP NO.      458675204                 13G                   PAGE 2 OF 6 PAGES
________________________________________________________________________________

    1      NAME OF REPORTING PERSON

           Intergold Mining Corporation

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           N/A
________________________________________________________________________________
    2      CHECK THE APPROPRIATE  BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
________________________________________________________________________________
    3      SEC USE ONLY

________________________________________________________________________________
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Nevada
________________________________________________________________________________
                              5     SOLE VOTING POWER       58,081

     NUMBER OF                __________________________________________________
       SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                __________________________________________________
        EACH                  7     SOLE DISPOSITIVE POWER  58,081
     REPORTING
       PERSON                 __________________________________________________
        WITH                  8     SHARED DISPOSITIVE POWER

________________________________________________________________________________
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           58,081
________________________________________________________________________________
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable
________________________________________________________________________________
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.14%
________________________________________________________________________________
   12      TYPE OF REPORTING PERSON*

           CO
________________________________________________________________________________



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________________________________________________________________________________

CUSIP NO.      458675204                 13G                   PAGE 3 OF 6 PAGES
________________________________________________________________________________


ITEM 1(A).    NAME OF ISSUER:

              Intergold Corporation

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              435 Martin Street, Suite 2000
              Blaine, Washington 98270

ITEM 2(A).    NAMES OF PERSON FILING:

              Intergold Mining Corporation

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICES:

              3305 W. Spring Mountain Road, Suite 60
              Las Vegas, Nevada 89102

ITEM 2(C).    CITIZENSHIP:


ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

              Common Stock, $.000025

ITEM 2(E).    CUSIP NUMBER:

              458675204

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
          (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
          (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
          (e) [ ] Investment  adviser   in    accordance    with   Section
                  240.13d-1(b)(1)(ii)(E);
          (f) [ ] Employee  benefit plan or endowment  fund in  accordance  with
                  Section 240.13d-1(b)(1)(ii)(F);
          (g) [ ] Parent holding  company or control  person in accordance  with
                  Section 240.13d-1(b)(1)(ii)(G);
          (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);


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CUSIP NO.      458675204                 13G                   PAGE 4 OF 6 PAGES
________________________________________________________________________________


          (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to Rule 13d-1(c), check this box [X]


ITEM 4.       OWNERSHIP.

              (a)   Amount beneficially owned:

                    58,081

              (b)   Percent of Class:



              (c)   Number of shares as to which such person has:

                            (i)    Sole power to vote or to direct the vote:

                                   58,081

                            (ii)   Shared  power to vote or to direct  the vote:

                                   N/A

                            (iii) Sole power to dispose or to direct the disposition:

                                   58,081

                            (iv) Shared power to dispose or to direct the disposition:

                                   N/A

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable


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________________________________________________________________________________

CUSIP NO.      458675204                 13G                   PAGE 5 OF 6 PAGES
________________________________________________________________________________


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

ITEM 10.      CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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________________________________________________________________________________

CUSIP NO.      458675204                 13G                   PAGE 6 OF 6 PAGES
________________________________________________________________________________




                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  October 30, 2003         Intergold Mining Corporation



                                 By: /s/ GRANT ATKINS
                                 ____________________________
                                         Grant Atkins
                                 Its: Director